Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Form 8-K of Beacon Roofing Supply, Inc. of our report dated September 27, 2005 relating to the financial statements of SDI Holding, Inc. which appears in the Registration Statement on Form S-3 (No. 333-128919) of Beacon Roofing Supply, Inc. dated October 11, 2005.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
October 17, 2005